Exhibit 10(o)

                     SHAREHOLDERS AGREEMENT

     This Shareholders Agreement (the "Agreement") made this 9th day of August, 1993 by and between Koger Equity, Inc., a Florida corporation ("KE" or the "Company") and TCW Special Credits, a California general partnership ("TCW Special Credits"), for itself and, as general partner or investment advisor, on behalf of Weyerhauser Company Master Pension Trust, TCW Special Credits Fund III, The Common Fund for Bond Investments and TCW Special Credits Trust (collectively, the "Shareholders")

                       W I T N E S S E T H:

     WHEREAS, the Shareholders are holders of certain unsecured debt of Koger Properties, Inc., a Florida corporation ("KPI"), as debtor or debtor-in-possession under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"), case No. 91-12294-8P1 (the "KPI Bankruptcy Case");

     WHEREAS, KE and KPI have filed with the Bankruptcy Court, as joint proponents, a Third Amended and Restated Disclosure
Statement, (the "Disclosure Statement") relating to the Third
Amended and Restated Plan of Reorganization of KPI (the "Plan");

     WHEREAS, the Bankruptcy Court approved the Disclosure
Statement on June 8, 1993;

     WHEREAS, the Shareholders currently beneficially own 552,600 shares of the common stock, $.01 par value, of KE (the "Common Stock") and, upon consummation of the Plan and the merger of KPI with and into KE (the "Merger"), as contemplated by the Agreement and Plan of Merger between KPI and KE attached as Exhibit F to the Plan (the "Merger Agreement") will receive additional shares of Common Stock;

     WHEREAS, TCW Special Credits acts as general partner of or investment advisor to each of the Shareholders and, as such, has the authority to take certain actions on behalf of the Shareholders and has or shares the power to vote or dispose of, or to direct the voting or disposition of, the Shares (as defined in Section 2.2 hereof) and will have or will share such power with respect to the Plan Shares (as defined in Section 2.2 hereof);

     WHEREAS, the Company and TCW Special Credits for itself and on behalf of the Shareholders desire to enter into this Agreement; and

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1.   Representations and Warranties of the Company.  The
Company represents and warrants as follows:

          1.1. Authorization of Agreement; No Violations; Consents. The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, conflict with or result in any violation of or default under (a) any provision of the articles of incorporation, or the bylaws, of KE, (b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which KE is a party or by which any of their properties or assets may be bound, (c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to KE, any of its respective properties, or (d) which result in the acceleration of any material obligation or the creation of any material lien, charge or encumbrance upon any of the assets of KE. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution and delivery of this Agreement by KE and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby require the consent of any person or entity, other than consents which have been obtained.

          1.2. Exemption from Certain Provisions of Articles of Incorporation. Pursuant to Article V(d) of the Company's Articles of Incorporation, the Board of Directors of the Company has determined that the ownership of up to the higher of (i) 4,047,350 shares of Common Stock, as adjusted for any subsequent stock splits, stock dividends or other recapitalizations of the Company and (ii) twenty-three percent (23%) of the then outstanding shares of Common Stock of the Company (the "Maximum Amount") by the Shareholders, The TCW Group, Inc., TCW Special Credits and any of their Affiliates (as such term is defined under the Securities Exchange Act of 1934 (the "Exchange Act")) is exempt from the Limit (as defined in the Articles of Incorporation of the Company), ownership, redemption and transfer restrictions as set forth in the Articles of Incorporation of the Company while owned by the Shareholders, The TCW Group, Inc., TCW Special Credits or any of their Affiliates and has determined that, based upon the representations and warranties of TCW Special Credits, for itself and on behalf of the Shareholders as set forth herein, such exemption shall not jeopardize the qualification of the Company as a real estate investment trust under the Internal Revenue Code of 1986, as amended. TCW Special Credits, for itself and on behalf of the Shareholders understands, acknowledges and agrees that such exemption applies only to the Shareholders, The TCW Group, Inc., TCW Special Credits or any of their Affiliates and is limited to the shares held by the Shareholders up to the Maximum Amount. The Company hereby covenants and agrees that for a period of eight (8) years following the effective date of the Merger, the Company shall not revoke, rescind, alter or otherwise take any action to limit or eliminate the exemption from the Limit granted in this Agreement without the prior written consent of TCW Special Credits.

          1.3. Shareholder Rights Plan Amendment. The Common Stock Rights Agreement dated as of September 30, 1990 between the Company and First Union National Bank, as successor Rights Agent (the "Rights Agreement"), as of the effective date of the Merger, will be amended to provide that the beneficial ownership by the Shareholders, The TCW Group, Inc., TCW Special Credits and their Affiliates of shares of Common Stock of the Company up to the Maximum Amount shall not cause the distribution of the Rights as defined in the Rights Agreement. A true and correct copy of the Rights Agreement, to be amended as contemplated hereby, is attached hereto as Exhibit A. The Company hereby covenants and agrees that for a period of eight (8) years following the effective date of the Merger, the Company shall not amend, alter or otherwise modify the Rights Agreement or take any other action to limit or eliminate the right of the Shareholders, The TCW Group, Inc. and any of their Affiliates to acquire and maintain beneficial ownership of shares of Common Stock of the Company of, in the aggregate, up to the Maximum Amount without causing a distribution of the Rights without the prior written consent of TCW Special Credits.

     2. Representations and Warranties of TCW Special Credits. TCW Special Credits represents and warrants that it has the power and authority under the terms and provisions of a partnership or other written agreement with each of the Shareholders to enter into this Agreement on behalf of the Shareholders and to make the following representations and warranties on their behalf and further represents and warrants that:

          2.1. Authorization of Agreement; No Violation; Consents. The execution, delivery and performance of this Agreement by TCW Special Credits for itself and on behalf of the Shareholders has been duly authorized and this Agreement has been duly and validly executed and delivered by TCW Special Credits for itself and on behalf of the Shareholders and constitutes a valid and binding agreement of each of TCW Special Credits and the Shareholders, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, conflict with or result in any violation of or default under (a) any provision of the articles of incorporation, partnership agreement, bylaws or other governing document, of the Shareholders, (b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which the Shareholders are a party or by which any of their properties or assets may be bound, (c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to TCW Special Credits or the Shareholders or any of their respective properties, or (d) which result in the acceleration of any material obligation or the creation of any material lien, charge or encumbrance upon any of the assets of TCW Special Credits or the Shareholders. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution and delivery of this Agreement by TCW Special Credits for itself and on behalf of the Shareholders and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby require the consent of any person or entity, other than consents which have been obtained.

          2.2. Ownership of Common Stock. The Shareholders, as of the date hereof, are the beneficial holders of 552,600 shares of Common Stock (the "Shares") in the amounts set forth in Schedule I hereto, free and clear of all liens, claims, charges and encumbrances. Other than the Shares, and any shares of Common Stock to be received by the Shareholders pursuant to the Plan (the "Plan Shares"), neither TCW Special Credits nor the Shareholders have any right, directly or indirectly to purchase or have any interest in, any other shares of Common Stock. Except as set forth in the Plan or Disclosure Statement, there are no agreements restricting the transfer, assignment, pledge or encumbrance of or affecting the rights of TCW Special Credits or any Shareholder with respect to the Shares or Plan Shares. The Shares and Plan Shares are the only shares of Common Stock beneficially owned, within the meaning of
      13(d) of the Exchange Act by TCW Special Credits, the Shareholders or any of their respective Affiliates, as defined under the Exchange Act.

          2.3. Ownership of KPI Unsecured Debt. The Shareholders are the beneficial holders of an aggregate principal amount of $65,553,000 of unsecured debt of KPI, in the amounts set forth in Schedule I hereto, free and clear of all liens, claims, charges and encumbrances (the "KPI Debt"). Other than the KPI Debt, neither TCW Special Credits nor the Shareholders have any right, directly or indirectly, to purchase or have any interest in any other indebtedness of KPI. There are no agreements relating to the transfer, assignment or encumbrance of or affecting the rights of TCW Special Credits or any Shareholder with respect to the KPI Debt.

     3. Voting Agreement. TCW Special Credits has the power and authority to vote or direct the voting of all Shares held by the Shareholders and all KPI Debt. TCW Special Credits agrees to vote or direct the voting of all Shares held by Shareholders in favor of the Merger and Merger Agreement as provided in the Company's proxy statement, to be considered at the Company's 1993 Annual Meeting. TCW Special Credits agrees to vote or direct the Shareholders, as holders of KPI Debt, to vote in favor of the Plan as provided in the Disclosure Statement.

     4. Certificate. TCW Special Credits, for itself and on behalf of the Shareholders, agrees to execute and deliver to KE, on or before the date of the closing of the Merger, a certificate, dated as of the closing, pursuant to which a duly authorized representative or officer of each of the Shareholders represents, warrants and certifies that neither TCW Special Credits nor the Shareholders have any present plan or intention to sell, exchange, or otherwise dispose of any of the Plan Shares.

     5.   Notices.

          5.1. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receive when transmitted by telecopy or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, or Federal Express, to the party to whom the same is so given or made:

     If to KE, to:       Irvin H. Davis, President
                         Koger Equity, Inc.
                         3986 Boulevard Center Drive
                         Suite 101
                         Jacksonville, Florida 32207

     With copies to:     William F. McCarthy, Esq.
                         Ropes & Gray
                         One International Place
                         Boston, Massachusetts 02110-2624

                         and

                         Harold F. McCart, Jr., Esq.
                         Boling & McCart
                         76 South Laura Street
                         Suite 700
                         Jacksonville, Florida 32202

     If to the Shareholders, to:

                         Thomas K. Smith, Jr.
                         TCW Special Credits
                         865 South Figueroa Street
                         Suite 1800
                         Los Angeles, California 90017

     With copies to:

                         Jesse H. Austin, Esq.
                         Power, Goldstein, Frazer & Murphy
                         Sixteenth Floor
                         191 Peachtree Street, N.E.
                         Atlanta, Georgia 30303

          5.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, and understandings, whether written or oral, with respect to the subject matter hereof, and cannot be changed or terminated orally. No party hereto shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in this Agreement.

          5.3. Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

          5.4. Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Florida.

          5.5. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          5.6. Public Announcements. KE and TCW Special Credits shall cooperate in connection with all actions to publicize, advertise, announce, or disclose to any governmental authority or other third person the execution or terms of this Agreement or the transactions contemplated hereby. Except as required by the Bankruptcy Code or the federal securities laws, neither party will make any public disclosure, release or announcement without the prior written consent of the other party.

          5.7. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by each of KE and TCW Special Credits.

          5.8. Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

          5.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.



 [The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed on their behalf by an officer thereunto duly authorized, on the respective dates stated below.

                              KOGER EQUITY, INC.


                              By: Victor A. Hughes
                                  Title:


                              TCW SPECIAL CREDITS, a California
                              general partnership for itself and
                              on behalf of the Shareholders (as
                              defined herein)


                              By: TCW ASSET MANAGEMENT COMPANY,
                                  Managing General Partner


                              By: Bruce Karsh
                                  Name: Bruce A. Karsh
                                  Title: Managing Director


                              By: Richard Masson
                                  Name: Richard Masson
                                  Title: Managing Director

                                                                    Schedule I

                                   FUNDHOLDERS
ICW SPECIAL CREDITS                                                     8/5/93
                                                     Pre-Petition
                                       Par Amount  Accrued Interest    Total Claim    Shares
KPI 8.4% NOTES
 - Weyerhauser Company Master
   Pension Trust                     5,400,000.00      315,648.65      5,715,648.65
 - TCW Special Credits Fund III     10,640,000.00      621,944.74     11,261,944.74
 - The Common Fund for Bond
   Investments                         160,000.00        9,352.55        169,352.55

KPI SR, UNSECURED BANK DEBT
 - Weyerhauser Company Master
   Pension Trust                     6,734,530.00      119,424.27      6,853,954.27
 - TCW Special Credits Fund III     25,181,210.00      419,987.13     25,601,197.13
 - The Common Fund for Bond
   Investments                       2,330,680.00       36,600.87      2,367,280.87
 - TCW Special Credits Trust        15,106,580.00      284,266.62     15,390,846.62

TOTAL KPI SR, UNSECURED CLAIMS
 - Weyerhauser Company Master
   Pension Trust                    12,134,530.00      435,072.92     12,569,602.92
 - TCW Special Credits Fund III     35,821,210.00    1,041,931.88     36,863,141.88
 - The Common Fund for Bond
   Investments                       2,490,680.00       45,953.43      2,536,633.43
 - TCW Special Credits Trust        15,106,580.00      284,266.62     15,390,846.62

KE COMMON STOCK
 - Weyerhauser Company Master                                                         101,900
   Pension Trust
 - TCW Special Credit Fund III                                                        265,800
 - The Common Fund for Bond
   Investments                                                                         24,100
 - TCW Special Credits Trust                                                          160,800

   TCW SPECIAL CREDITS FUNDS        65,553,000.00    1,807,224.84     67,360,224.84   552,600

                                                                   Exhibit A



                       Amendment No. 1 to Rights Agreement

        This amendment, dated as of August ___, 1993, amends the Common Stock Rights Agreement dated as of September 30, 1990 (the "Rights Agreement"), between Koger Equity, Inc., a Florida corporation (the "Company"), and First Union National Bank, as successor Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined

                               W I T N E S S E T H:

        WHEREAS, on September 30, 1990, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one share of the Company's Common Stock; and

        WHEREAS, on September 30, 1990, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date; and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors now unanimously desire to further amend certain provisions of the Rights Agreement;

        NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

        1. Section 1(v) is amended by replacing Section (v) in its entirety with the following:

                "(v)   "Exempt Person" shall mean, collectively, TCW Special
        Credits, a California general partnership, The TCW Group, Inc. and their Affiliates, only so long as TCW Special Credits, a California general partnership, The TCW Group, Inc. and their Affiliates are, collectively, the Beneficial Owners of shares of Common Stock outstanding in an amount not in excess of an aggregate of the higher of (i) 23% of the shares of Common Stock then outstanding and (ii) 4,047,350 share of Common Stock, as adjusted for any stock splits, stock dividends or other recapitalizations of the Company on or after
        August   , 1993."

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

                                        KOGER EQUITY, INC.


                                        By: ______________________________
                                            Title:

Attest:


By: _____________________________
    Secretary


                                        FIRST UNION NATIONAL BANK


                                        By: ______________________________
                                            Title: